Exhibit 99.1

EchoStar Announces Financial Results for Three and Six Months Ended June 30, 2019

Englewood, CO, August 8, 2019—EchoStar Corporation (NASDAQ: SATS) today announced its financial results for the three and six months ended June 30, 2019.

Three Months Ended June 30, 2019 Financial Highlights:

•	Consolidated revenues of $537 million.

•	Consolidated net loss of $5 million, consolidated net loss attributable to EchoStar common stock of $6 million, and diluted loss per share of $0.06.

•	Consolidated Adjusted EBITDA of $199 million (see discussion and the reconciliation of GAAP to this non-GAAP measure below).

Six Months Ended June 30, 2019 Financial Highlights:

•	Consolidated revenues of $1,068 million.

•	Consolidated net income of $10 million, consolidated net income attributable to EchoStar common stock of $9 million, and diluted earnings per share of $0.09.

•	Consolidated Adjusted EBITDA of $404 million (see discussion and the reconciliation of GAAP to this non-GAAP measure below).

Additional Highlights:

•	Approximately 1,415,000 total Hughes broadband subscribers as of June 30, 2019 including approximately 169,000 subscribers in Central and South America.

•	Cash, cash equivalents and current marketable investment securities of $2.5 billion as of June 30, 2019.

Set forth below is a table highlighting certain of EchoStar’s segment results for the three and six months ended June 30, 2019 and 2018 (amounts in thousands):

	For the three months ended June 30,		For the six months ended June 30,
	2019	2018	2019	2018

Revenue
Hughes	$451,847	$426,306	$897,184	$827,124
EchoStar Satellite Services	80,961	95,425	162,220	192,178
Corporate & Other	4,316	4,226	8,802	8,447
Total	$537,124	$525,957	$1,068,206	$1,027,749

Adjusted EBITDA
Hughes	$156,298	$151,628	$318,161	$288,737
EchoStar Satellite Services	68,174	82,483	136,891	166,633
Corporate & Other:
Corporate overhead, operating and other	(22,336)	(21,266)	(42,968)	(39,137)
Equity in earnings (losses) of unconsolidated affiliates, net	(2,898)	(2,058)	(7,725)	(3,067)
Sub-total	(25,234)	(23,324)	(50,693)	(42,204)
Total	$199,238	$210,787	$404,359	$413,166

Net income (loss)	$(5,060)	$77,684	$9,948	$56,513
Expenditures for property and equipment	$107,478	$119,592	$219,440	$170,574

Reconciliation of GAAP to Non-GAAP Measurement (amounts in thousands):

	For the three months ended June 30,		For the six months ended June 30,
	2019	2018	2019	2018

Net income (loss)	$(5,060)	$77,684	$9,948	$56,513
Interest income and expense, net	36,950	42,281	72,403	89,397
Income tax provision, net	922	17,802	9,102	12,399
Depreciation and amortization	155,410	148,449	309,631	294,003
Net income attributable to noncontrolling interests	(632)	(462)	(1,438)	(842)
EBITDA	187,590	285,754	399,646	451,470
(Gains) losses on investments, net	(12,856)	(65,396)	(19,791)	(28,733)
Litigation expense	24,504	—	24,504	—
Vendor settlement	—	(9,571)	—	(9,571)
Adjusted EBITDA	$199,238	$210,787	$404,359	$413,166

Note on Use of Non-GAAP Financial Measures

Adjusted EBITDA is defined as “Net income (loss)” excluding “Interest income and expense, net,” “Income tax provision (benefit), net,” “Depreciation and amortization,” “Net income (loss) attributable to noncontrolling interests,” “Gains and losses on investments, net,” and other non-recurring or non-operational items. Adjusted EBITDA is not a measure determined in accordance with US GAAP. Adjusted EBITDA is reconciled to “Net income (loss)” in the table above and should not be considered in isolation or as a substitute for operating income, net income or any other measure determined in accordance with US GAAP. Our management uses this non-GAAP measure as a measure of our operating efficiency and overall financial performance for benchmarking against our peers and competitors. Management believes that this non-GAAP measure provides meaningful supplemental information regarding the underlying operating performance of our business and is appropriate to enhance an overall understanding of our financial performance. Management also believes that Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties to evaluate the performance of companies in our industry.

The consolidated financial statements of EchoStar for the periods ended June 30, 2019 and 2018 are attached to this press release. Detailed financial data and other information are available in EchoStar’s Quarterly Report on Form 10-Q for the period ended June 30, 2019 filed today with the Securities and Exchange Commission.

EchoStar will host its earnings conference call on Thursday, August 8, 2019 at 11:00 a.m. Eastern Time. The call-in numbers are (877) 815-1625 (toll-free) and (716) 247-5178 (international), Conference ID 6673307.

About EchoStar Corporation

EchoStar Corporation (NASDAQ: SATS) is a premier global provider of satellite communications solutions. Headquartered in Englewood, Colo., and conducting business around the globe, EchoStar is a pioneer in secure communications technologies through its Hughes Network Systems and EchoStar Satellite Services business segments.

Safe Harbor Statement under the US Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “project,” “plans,” and similar expressions and the use of future dates are intended to identify forward‑looking statements. Although management believes that the expectations reflected in these forward‑looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no responsibility for the accuracy of forward-looking statements or information or for updating forward-looking information or statements. These statements are subject to certain risks, uncertainties, and assumptions. See “Risk Factors” in EchoStar’s Annual Report on Form 10-K for the period ended December 31, 2018 and Quarterly Report on Form 10-Q for the period ended June 30, 2019, as filed with the Securities and Exchange Commission and in the other documents EchoStar files with the Securities and Exchange Commission from time to time.

###

Contact Information

EchoStar Investor Relations	EchoStar Media Relations
Deepak V. Dutt Phone: +1 301-428-1686 Email: deepak.dutt@echostar.com	Sharyn Nerenberg Phone: +1 301-428-7124 Email: sharyn.nerenberg@echostar.com

ECHOSTAR CORPORATION
Condensed Consolidated Balance Sheets
(Amounts in thousands, except per share amounts)

	As of
	June 30, 2019	December 31, 2018
Assets	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$1,298,005	$928,306
Marketable investment securities, at fair value	1,203,308	2,282,152
Trade accounts receivable and contract assets, net (Note 3)	201,561	201,096
Trade accounts receivable - DISH Network	13,943	14,200
Inventory	73,345	75,379
Prepaids and deposits	65,589	61,177
Other current assets	19,857	18,539
Total current assets	2,875,608	3,580,849
Noncurrent assets:
Property and equipment, net	3,329,794	3,414,908
Operating lease right-of-use assets	113,643	—
Goodwill	504,173	504,173
Regulatory authorizations, net	493,661	495,654
Other intangible assets, net	36,869	44,231
Investments in unconsolidated entities	225,582	262,473
Other receivables - DISH Network	96,733	95,114
Other noncurrent assets, net	274,028	263,892
Total noncurrent assets	5,074,483	5,080,445
Total assets	$7,950,091	$8,661,294
Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$105,929	$121,437
Trade accounts payable - DISH Network	1,113	1,698
Current portion of long-term debt and finance lease obligations	42,682	959,577
Contract liabilities	106,308	72,284
Accrued interest	42,835	47,416
Accrued compensation	44,829	54,242
Accrued taxes	16,221	16,013
Accrued expenses and other	111,745	72,470
Total current liabilities	471,662	1,345,137
Noncurrent liabilities:
Long-term debt and finance lease obligations, net	2,553,352	2,573,204
Deferred tax liabilities, net	472,872	465,933
Operating lease liabilities	94,979	—
Other noncurrent liabilities	114,275	121,546
Total noncurrent liabilities	3,235,478	3,160,683
Total liabilities	3,707,140	4,505,820
Commitments and contingencies (Note 15)
Stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized, none issued and outstanding at each of June 30, 2019 and December 31, 2018	—	—
Common stock, $0.001 par value, 4,000,000,000 shares authorized:
Class A common stock, $0.001 par value, 1,600,000,000 shares authorized, 56,189,672 shares issued and 49,704,751 shares outstanding at June 30, 2019 and 54,142,566 shares issued and 47,657,645 shares outstanding at December 31, 2018	56	54
Class B convertible common stock, $0.001 par value, 800,000,000 shares authorized, 47,687,039 shares issued and outstanding at each of June 30, 2019 and December 31, 2018	48	48
Class C convertible common stock, $0.001 par value, 800,000,000 shares authorized, none issued and outstanding at each of June 30, 2019 and December 31, 2018	—	—
Class D common stock, $0.001 par value, 800,000,000 shares authorized, none issued and outstanding at each of June 30, 2019 and December 31, 2018	—	—
Additional paid-in capital	3,777,499	3,702,522
Accumulated other comprehensive loss	(119,500)	(125,100)
Accumulated earnings	704,236	694,129
Treasury stock, at cost	(131,454)	(131,454)
Total EchoStar Corporation stockholders’ equity	4,230,885	4,140,199
Noncontrolling interests	12,066	15,275
Total stockholders’ equity	4,242,951	4,155,474
Total liabilities and stockholders’ equity	$7,950,091	$8,661,294

ECHOSTAR CORPORATION
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2019	2018	2019	2018
Revenue:
Services and other revenue - DISH Network	$85,057	$100,171	$170,945	$203,976
Services and other revenue - other	394,422	375,445	787,902	730,485
Equipment revenue	57,645	50,341	109,359	93,288
Total revenue	537,124	525,957	1,068,206	1,027,749

Costs and expenses:
Cost of sales - services and other (exclusive of depreciation and amortization)	153,198	151,157	306,769	299,902
Cost of sales - equipment (exclusive of depreciation and amortization)	46,549	41,865	91,556	80,936
Selling, general and administrative expenses	152,629	103,074	264,763	206,349
Research and development expenses	6,388	6,647	13,276	13,784
Depreciation and amortization	155,410	148,449	309,631	294,003
Total costs and expenses	514,174	451,192	985,995	894,974
Operating income	22,950	74,765	82,211	132,775

Other income (expense):
Interest income	23,213	19,253	47,642	34,888
Interest expense, net of amounts capitalized	(60,163)	(61,534)	(120,045)	(124,285)
Gains (losses) on investments, net	12,856	65,396	19,791	28,733
Equity in losses of unconsolidated affiliates, net	(4,754)	(2,058)	(11,107)	(3,067)
Other, net	1,760	(336)	558	(132)
Total other income (expense), net	(27,088)	20,721	(63,161)	(63,863)
Income (loss) before income taxes	(4,138)	95,486	19,050	68,912
Income tax provision, net	(922)	(17,802)	(9,102)	(12,399)
Net income (loss)	(5,060)	77,684	9,948	56,513
Less: Net income attributable to noncontrolling interests	632	462	1,438	842
Net income (loss) attributable to EchoStar Corporation common stock	$(5,692)	$77,222	$8,510	$55,671

Earnings per share - Class A and B common stock:
Basic earnings (loss) per share	$(0.06)	$0.80	$0.09	$0.58
Diluted earnings (loss) per share	$(0.06)	$0.80	$0.09	$0.57

ECHOSTAR CORPORATION
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands, except per share amounts)

	For the six months ended June 30,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$9,948	$56,513
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	309,631	294,003
Equity in losses of unconsolidated affiliates, net	11,107	3,067
Amortization of debt issuance costs	3,872	3,905
(Gains) losses on investments, net	(19,791)	(28,674)
Stock-based compensation	4,833	5,110
Deferred tax provision	7,014	10,231
Dividend received from unconsolidated entity	—	5,000
Changes in current assets and current liabilities, net:
Trade accounts receivable, net	167	(3,061)
Trade accounts receivable - DISH Network	257	17,262
Inventory	2,114	238
Other current assets	(2,500)	(5,430)
Trade accounts payable	(225)	2,364
Trade accounts payable - DISH Network	(585)	(3,360)
Accrued expenses and other	51,409	7,749
Changes in noncurrent assets and noncurrent liabilities, net	1,374	(17,200)
Other, net	2,149	5,822
Net cash flows from operating activities	380,774	353,539
Cash flows from investing activities:
Purchases of marketable investment securities	(504,264)	(1,632,930)
Sales and maturities of marketable investment securities	1,621,481	841,638
Expenditures for property and equipment	(219,440)	(248,098)
Refunds and other receipts related to property and equipment	—	77,524
Expenditures for externally marketed software	(15,329)	(15,000)
Net cash flows from investing activities	882,448	(976,866)
Cash flows from financing activities:
Repayment of debt and finance lease obligations	(21,180)	(18,417)
Repurchase and maturity of debt	(920,923)	—
Purchase of noncontrolling interest	(7,313)	—
Repayment of in-orbit incentive obligations	(3,778)	(3,272)
Net proceeds from Class A common stock options exercised	61,503	4,064
Net proceeds from Class A common stock issued under the Employee Stock Purchase Plan	5,074	4,886
Other, net	905	(401)
Net cash flows from financing activities	(885,712)	(13,140)
Effect of exchange rates on cash and cash equivalents	121	(1,941)
Net increase (decrease) in cash and cash equivalents, including restricted amounts	377,631	(638,408)
Cash and cash equivalents, including restricted amounts, beginning of period	929,495	2,432,249
Cash and cash equivalents, including restricted amounts, end of period	$1,307,126	$1,793,841

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$120,625	$122,017
Cash paid for income taxes	$1,217	$2,574